Exhibit 1.01

SECURITIES AMENDMENT AND PURCHASE AGREEMENT

DATED AS OF DECEMBER 23, 2008

by and among

HC INNOVATIONS, INC.

and

THE NOTEHOLDERS IDENTIFIED HEREIN

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5.17	Assets	24
5.18	Taxes	24
5.19	Insurance	24
5.20	Litigation; Orders	25
5.21	Material Contracts	25
5.22	Franchises, Licenses, Permits	25
5.23	Arrangement Fees, Etc.	25
5.24	Supplier and Customer Relationships	25

ARTICLE VI INVESTMENT REPRESENTATIONS OF EACH NOTEHOLDER		26
6.1	Investment Representations	26
6.2	Restricted Securities	27
6.3	Trading Restriction	27

ARTICLE VII CONDITIONS PRECEDENT TO NOTEHOLDERS’ OBLIGATIONS		28
7.1	Conditions Precedent to Effectiveness	28
7.2	Conditions Precedent to the Closing	29

ARTICLE VIII COVENANTS		30
8.1	Reporting	30
8.2	Books and Records; Inspection Rights	32
8.3	Use of Proceeds	32
8.4	Compliance with Law	33
8.5	Insurance	33
8.6	Maintenance of Properties	33
8.7	Payment of Taxes and Claims	33
8.8	Corporate Existence	34
8.9	Further Assurances	34
8.10	Guaranty and Grant of Security by Subsidiaries	34
8.11	Additional Amounts	35
8.12	Limitations on Indebtedness	36
8.13	Limitation on Liens	36
8.14	Issuances of Stock; Restricted Payments	36
8.15	Merger, Consolidation	37
8.16	Sales of Assets	37
8.17	Nature of Business	38
8.18	Transactions with Affiliates	38
8.19	Board of Directors and Management	38
8.20	Management and Consulting Arrangements; Finders’ Fees Etc.	38
8.21	Qualifying Transaction	39

ARTICLE IX DEFAULT; REMEDIES		39
9.1	Events of Default	39
9.2	Acceleration	41
9.3	Other Remedies	41
9.4	Rescission	41
9.5	No Waivers or Election of Remedies, Expenses, Etc.	42

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ARTICLE X TRANSFERS OF SECURITIES		42
10.1	Restrictions on Transfer	42
10.2	Restrictive Legends; Exchanges; Lost, Stolen or Mutilated Notes and Warrants	42
10.3	Notice of Transfer	42
10.4	Limitations on Disposition By Noteholders	44

ARTICLE XI MISCELLANEOUS		44
11.1	Survival of Agreement	44
11.2	Entire Agreement	44
11.3	Successors and Assigns	44
11.4	Counterparts	45
11.5	Notices	45
11.6	Governing Law	45
11.7	Amendments and Waivers	46
11.8	Incorporation of Schedules and Exhibits	46
11.9	Interpretation; Construction	46
11.10	No Duty	47
11.11	Liability of Noteholders	47
11.12	Independence of Agreements, Covenants and Representations and Warranties	47
11.13	Cumulative Remedies	48
11.14	Severability	48

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List of Annexes, Exhibits and Schedules:

Annex I	Noteholders

Annex II	Principal Amounts of Amended Notes and Amount of New Warrants

Exhibit A	Form of Amended Note

Exhibit B	Form of New Warrant

Exhibit C	Form of Guarantee and Amended and Restated Security Agreement

Exhibit D	Form of Registration Rights Agreement

Exhibit E	Form of Opinion of Gersten Savage LLP

Schedule A	Prior Transaction Documents

Schedule B	Subordinated Notes

Schedule 5.2	Subsidiaries and Affiliates

Schedule 5.9(a)	Capitalization, Etc.

Schedule 5.9(b)	Indebtedness

Schedule 5.12	Projections

Schedule C	Markman Group Transaction Documents

Schedule 5.21	Material Contracts

Schedule 7.1	Subordination Provisions

Schedule 7.1(e)	Insurance Certificate

Schedule 7.2(a)	Notice of Closing

Schedule 8.14(b)	Stock Issuance Obligations as of 11/26/2008

Schedule 8.14(c)	Rights of First Refusal Provisions

Schedule D	Existing Liens

Schedule E	Post-Closing Items and Deliverables

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SECURITIES AMENDMENT AND PURCHASE AGREEMENT

          THIS SECURITIES AMENDMENT AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 23, 2008 by and among HC INNOVATIONS, INC., a Delaware corporation (the “Company”), and the parties identified on Annex I hereto (each, a “Noteholder” and, collectively, the “Noteholders”).

RECITALS

          WHEREAS, the Company previously has issued to the Noteholders certain secured convertible promissory notes in the aggregate principal amount of $7,139,955 plus interest, pursuant to various subscription agreements (the “Existing Notes”, as further defined in ARTICLE I);

          WHEREAS, the Company and the Noteholders propose to amend and restate the Existing Notes, on the terms and conditions set forth in this Agreement, as Senior Secured Convertible Notes, in order to, among other things, extend the maturity of the Existing Notes;

          WHEREAS, the Company proposes to sell and issue to one or more of the Noteholders further Senior Secured Convertible Notes, which will rank pari passu and be part of the same series with the Senior Secured Convertible Notes referenced in the immediately prior recital (together with the Senior Secured Convertible Notes referred to in the immediately prior recital, the “Amended Notes”), in order to provide funds for the repayment of certain existing bank indebtedness of the Company and to settle all amounts owed under a consulting agreement with James J. Bigl, as described further in this Agreement;

          WHEREAS, the Company and the Noteholders desire that the Amended Notes be secured by substantially all of the assets of the Company and its Subsidiaries;

          WHEREAS, the Company has previously issued to the Noteholders certain warrants to purchase common stock of the Company (the “Existing Warrants”, as further defined in ARTICLE I); and

          WHEREAS, the Company and the Noteholders propose to exchange, on the terms and conditions set forth in this Agreement, the Existing Warrants for new warrants (the “New Warrants”).

          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

          In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following respective meanings when used in this Agreement.

          “Action” shall have the meaning set forth in Section 5.20.

          “Additional Amounts” shall have the meaning set forth in Section 8.11.

          “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is under common control with, or is controlled by, such specified Person. As used in this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

          “Agreement” or “this Agreement” shall have the meaning set forth in Section 11.9 and in the caption to this Securities Amendment and Purchase Agreement.

          “Amended Notes” shall have the meaning ascribed to such term in the recitals to this Agreement.

          “Ansley” shall have the meaning set forth in Section 5.23(b).

          “Assets” has the meaning set forth in Section 5.17.

          “Authorized Share Allocation” has the meaning set forth in Section 4.4(a).

          “Authorized Share Failure” has the meaning set forth in Section 4.4(b).

          “Bank Debt Amount” shall mean Two Hundred Thousand Nine Hundred and Thirty Two U.S. Dollars and Eighty Two Cents ($200,932.82), being the total amount of principal, interest, and other amounts that are outstanding under the Existing Credit Agreement.

          “Bigl Letter Agreement” shall mean the letter agreement, dated as of December 23, 2008, by and between the Company and James J. Bigl, regarding the settlement and termination of a consulting agreement between the Company and James J. Bigl.

          “Brahma Finance” shall mean Brahma Finance (BVI) Limited, a company incorporated in the British Virgin Islands.

          “Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          “Closing” shall mean the closing of the transactions contemplated by this Agreement.

          “Closing Date” shall mean the date of the amendment and restatement of the Existing Notes as the Amended Notes, the issuance of certain additional Amended Notes in accordance with this Agreement, and the issuance of the New Warrants, as shall be stated in the Notice of Closing.

          “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

          “Collateral” shall have the meaning ascribed to such term in the Guarantee and Amended and Restated Security Agreement.

          “Collateral Agent” has the meaning ascribed to such term in the Guarantee and Amended and Restated Security Agreement.

          “Common Stock” means the common stock of the Company, $0.001 par value.

          “Company” shall have the meaning ascribed to such term in the caption to this Agreement.

          “Company Bylaws” shall have the meaning ascribed to such term in Section 5.1.

          “Company Certificate of Incorporation” shall have the meaning ascribed to such term in Section 5.1.

          “Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other contract, agreement, commitment, instrument or license.

          “Conversion Amount” shall have the meaning set forth in Section 4.1.

          “Conversion Date” shall have the meaning set forth in Section 4.2.

          “Conversion Notice” shall have the meaning set forth in Section 4.2.

          “Conversion Price” shall have the meaning set forth in Section 4.1.

          “Default” means any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

          “Distribution” means, in respect of any Person, (i) the payment or making of any dividend or other distribution of property or assets in respect of equity interests (or any options or warrants for such equity interests) of such Person, other than distributions in equity interests (or any options or warrants for equity interests) of the same class or (ii) the redemption or other acquisition of any equity interests (or any options or warrants for equity interests) of such Person.

          “Effective Date” shall mean the date, not later than December 23, 2008, on which each of the conditions precedent set forth in Section 7.1 is satisfied or duly waived.

          “Entities” means the Company and its Subsidiaries.

          “Event of Default” shall have the meaning ascribed to such term in Section 9.1.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

          “Existing Credit Agreement” shall mean, collectively: (i) that certain credit agreement between the Company and Citibank N.A., as lender; and (ii) that certain credit agreement between the Company and People’s United Bank, as lender.

          “Exercise Price” means the price per share of the Company’s common stock to be paid by the Noteholders upon exercise of the New Warrants.

          “Existing Notes” shall mean those promissory notes issued to the Noteholders pursuant to the Prior Transaction Documents.

          “Existing Warrants” shall mean those warrants issued to the Noteholders pursuant to the Prior Transaction Documents.

          “Fair Market Value” means the value that would be paid by a willing buyer to unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company.

          “Financial Statements” shall have the meaning set forth in Section 5.11.

          “Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would be its articles of incorporation/certificate of incorporation and code of regulations/bylaws.

          “GAAP” shall mean generally accepted accounting principles in the United States of America and statements and interpretations (if applicable) issued by the Financial Accounting Standards Board, or any successor body, as in effect from time to time, unless otherwise stated.

          “Governmental Entity” means any foreign, federal, state, municipal or other government, governmental department, commission, board, bureau, agency or instrumentality, or any court, tribunal or arbitrator.

          “Guarantee and Amended and Restated Security Agreement” means the guaranty of the Subsidiary Guarantors in the form of Guarantee and Amended and Restated Security Agreement attached hereto as Exhibit C, as amended, supplemented or otherwise modified from time to time subsequent to the Closing Date.

          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property or assets or services; (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all guarantees by such Person of Indebtedness of others; (g) all capital leases of such Person (as within the meaning of GAAP); (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee; and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. Indebtedness of any person shall not include current accounts payable incurred in the ordinary course of business of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          “Law” means any foreign, federal, state or local constitution, law, statute, treaty, rule, directive, regulation, requirement, ordinance and any similar provision having the force or effect of law or any Order.

          “Letter of Interest” means that certain letter of interest that was submitted to the Company on November 11, 2008 and provided to the Noteholders.

          “Lien” means any security interest, pledge, lien, bailment (in the nature of a pledge or for purposes of security), mortgage, security agreement, deed of trust, grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), claim, charge, escrow, encumbrance, easement, reservation, restriction, cloud, preemptive right, right of first refusal or first offer, option, commitment or other similar agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

          “Losses” shall mean each and all of the following items: any loss (including, without limitation, diminutions in value and losses of earnings), liabilities, demands, claims, actions, causes of action, costs, damages (actual, punitive or consequential), deficiencies, Taxes (including any Taxes imposed with respect to indemnity payments), charges, judgments, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of the Company or any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing.

          “Markman Group Noteholders” means, together, the holders of the Markman Group Notes, respectively.

          “Markman Group Transaction” means one or more binding agreements pursuant to which each of the Markman Group Noteholders closes a transaction with the Company extending the maturity of the Markman Group Notes on substantially similar terms as provided in the Transaction Documents or on terms otherwise satisfactory to the Required Noteholders.

          “Markman Group Notes” means those certain secured convertible promissory notes, in the aggregate principal amount of $310,000 plus interest, made by the Company pursuant to the transaction documents listed on Schedule C, as the same may be amended from time to time.

          “Material Adverse Effect” means a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries, taken as a whole.

          “Material Contracts” means any and all contracts or agreements to which the Company or any Subsidiary is a party and which fall under the term “material contract” as such term is defined in Item 601(b)(10) of Regulation SK of the SEC, and any and all amendments, modifications, supplements, renewals or restatements thereof.

          “New Maturity Date” means either: (a) the earlier of (x) May 31, 2009 or (y) the closing date of a Qualifying Transaction; (b) in the event no Markman Group Transaction closes by the earliest maturity date currently in effect of any of the Markman Group Notes, then the New Maturity Date shall mean the same date as such earliest maturity date of any of the Markman Group Notes; or (c) in the event no Qualifying Transaction closes by May 31, 2009, then the New Maturity Date shall mean May 30, 2010, subject to the terms and conditions of this Agreement.

          “New Warrants” shall have the meaning set forth in the recitals to this Agreement.

          “New Warrants Capital Increase” shall have the meaning set forth in Section 8.14(a).

          “Note” or “Notes” means the Existing Notes and/or the Amended Notes, as the context requires.

          “Noteholder” and “Noteholders” shall each have the meaning ascribed to such terms in the caption to this Agreement.

          “Notice of Closing” shall have the meaning set forth in Section 7.2(a).

          “Order” means any judgment, writ, decree, declaration, injunction, order, stipulation, compliance agreement or settlement agreement issued or imposed by, or entered into with, a Governmental Entity or arbitrator.

          “PCAOB” shall have the meaning set forth in Section 5.11.

          “Permit” shall mean any permit, license, authorization, registration, franchise, approval, consent, certificate, variance, waiver, variance or clearance and similar rights obtained, or required to be obtained, from Governmental Entities.

          “Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) workers or unemployment compensation Liens arising in the ordinary course of business of the Company or its Subsidiaries, consistent with past practice, (iii) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the ordinary course of business of the Company and its Subsidiaries, consistent with past practice, securing amounts that are not delinquent; (iv) zoning or deed restrictions, public utility easements, rights of way, minor title irregularities and similar matters relating to any real property of the Company or its Subsidiaries, in all such cases having no effect which is materially adverse as a practical matter on the ownership or use of any such real estate in question, as such property is used in the ordinary course of business of by the Company and its Subsidiaries; (v) any Lien granted to the Collateral Agent created or reaffirmed pursuant to the Guarantee and Amended and Restated Security Agreement for the benefit of one or more of the Noteholders; and (vi) any existing Lien fully disclosed on Schedule D.

          “Permitted Management Stock Options” means options to purchase shares of Common Stock granted to employees of the Company and its subsidiaries pursuant to a duly adopted employee stock option plan, the grant of which is approved by the Company’s Board of Directors upon recommendation of a duly appointed outside compensation committee.

          “Person” shall be construed as broadly as possible and shall include an individual, a corporation, a company, an association, a joint stock company, a partnership (including a limited liability partnership), a limited liability company, a joint venture, a trust or an unincorporated organization and a Governmental Entity.

          “Prepayment Notice” has the meaning set forth in Section 3.2(a).

          “Prior Transaction Documents” shall mean the documents listed on Schedule A.

          “Proceeding” shall mean any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Entity.

          “Projections” shall have the meaning set forth in Section 5.12.

          “Qualifying Transaction” shall mean a binding agreement for the sale of all or substantially all of the Company’s assets or capital stock or a merger, consolidation, reorganization or other combination of the Company which results in the transfer of more than 90% of the voting securities of the Company; provided that such transaction shall provide for the mandatory repayment in full, at closing, of principal, interest, and all other amounts outstanding in respect of, the Amended Notes. The Company currently expects that a Qualifying Transaction will result from either (x) the transaction contemplated by the Letter of Interest or (y) a transaction with a third party who makes an offer which the Board of Directors of the Company has a fiduciary duty to consider.

          “Registration Rights Agreement” shall mean the Registration Rights Agreement in the form attached hereto as Exhibit D, as amended, supplemented or otherwise modified from time to time subsequent to the Closing Date.

          “Required Noteholders” shall mean at any time holders of the Amended Notes representing at least 66-2/3% in principal amount of the Amended Notes at the time outstanding (exclusive of any Amended Notes then owned by the Company of any of its Subsidiaries).

          “Required Reserve Amount” has the meaning set forth in Section 4.4(a).

          “Restricted Payment” means any Distribution (whether in cash, security or other property or assets) with respect to any equity interest of the Company or any payment (whether in cash, securities or other property or assets), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest of the Company or any option, warrant or other right to acquire any such equity interest of the Company.

          “Rule 144” shall mean Rule 144 promulgated under the Securities Act, or any successor rule thereto, all as the same may from time to time be in effect.

          “Securities” has the meaning ascribed to the term “security” in Section 2(a)(1) of the Securities Act.

          “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

          “Securities Holder” means each Noteholder (or its successors or permitted assigns) which holds Amended Notes or New Warrants.

          “Security Document” means any and all of the security agreements, pledge agreements and/or collateral assignments among the Collateral Agent and the Company and the Subsidiary Guarantors which secure the obligations of the Company and/or the Subsidiary Guarantors under the Transaction Documents, whether in existence on the date hereof or hereafter entered into, in each case as supplemented, amended, modified, renewed and replaced.

          “SEC” means the United States Securities and Exchange Commission.

          “SEC Reports” shall have the meaning set forth in Section 5.10.

          “Share Delivery Due Date” shall have the meaning set forth in Section 4.2.

          “Subordinated Notes” means the notes, copies of which are attached hereto as Schedule B.

          “Subsidiary” means with respect to any Person, any other Person of which at least fifty percent (50%) of the shares of stock or other interests entitled to vote in the election of the members of the board of directors of such other Person or comparable Persons performing similar functions at such other Person (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) are at the time owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person. Unless the context otherwise requires, the term “Subsidiary” means a Subsidiary of the Company.

          “Subsidiary Guarantors” means those Subsidiaries of the Company that will execute the Guarantee and Amended and Restated Security Agreement.

          “Taxes” means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties, levies, imposts, and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts, in each case imposed by any taxing authority (domestic or foreign) on such Person (if any) and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

          “Taxing Authority” shall have the meaning set forth in Section 8.11(c).

          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          “Transaction Documents” shall mean this Agreement, the Amended Notes, the New Warrants, the Guarantee and Amended and Restated Security Agreement, the Registration Rights Agreement and any other document or instrument executed and delivered by the Company in connection with the Amended Notes, the New Warrants or this Agreement.

ARTICLE II

AUTHORIZATION OF AMENDED NOTES AND NEW WARRANTS; CLOSING

2.1 Authorization of the Amended Notes and New Warrants

          The Company has authorized, upon the terms and conditions set forth in this Agreement: (i) the amendment and restatement of the Existing Notes as Amended Notes, in the form of Exhibit A, in the respective principal amounts set forth beside each Noteholder’s name on Annex II; (ii) the issuance and sale of additional notes, which shall also be Amended Notes and which shall have the same substantive terms as the other Amended Notes, to all of the Noteholders pro rata based upon the unpaid principal amount of their Amended Notes, in the aggregate amount set forth on Annex II (which is equal to the Bank Debt Amount), and the use of the proceeds from such sale for the repayment of all of the Indebtedness incurred under the Existing Credit Agreement; (iii) the issuance and sale of an additional note, which shall also be an Amended Note and which shall have the same substantive terms as the other Amended Notes, to the James J. Bigl Revocable Trust, in the aggregate amount set forth on Annex II, pursuant to the Bigl Letter Agreement; and (iv) the issuance and sale of the New Warrants, in the form of Exhibit B, in the respective amounts set forth beside each Noteholder’s name on Annex II and which together provide rights to purchase an aggregate of 25,817,057 shares of Common Stock of the Company at $0.30 per share.

2.2 Amendment and Restatement of Existing Notes

          At the Closing, subject to the terms and conditions of this Agreement, the Company and the Noteholders will amend and restate, each of the Existing Notes, in the form of Exhibit A, in the respective amounts set forth beside each Noteholder’s name on Annex II, as Amended Notes, dated the Closing Date, and duly executed by the Company and registered in the name of the applicable Noteholder or its nominee. The principal amount of each Existing Note that is amended and restated as an Amended Note shall be 100% of the principal amount of such Existing Note immediately prior to the Closing, plus accrued interest through the Closing Date.

2.3 Issuance of Additional Notes

          At the Closing, subject to the terms and conditions of this Agreement, the Company will issue and sell additional notes, which shall also be Amended Notes and which shall have the same substantive terms as the other Amended Notes, to:

          (a) the Noteholders, pro rata based upon the unpaid principal amount of their Amended Notes, in the specific amounts and in the aggregate amount set forth on Annex II (which is equal to the Bank Debt Amount), against the wiring of funds by the Noteholders pursuant to Section 8.3. The wiring of such funds will constitute the entire proceeds received by the Company from the issuance and sale of such additional Amended Notes to the Noteholders; and to

          (b) James J. Bigl, in the aggregate amount set forth on Annex II, pursuant to the Bigl Letter Agreement.

2.4 Issuance of New Warrants

          At the Closing, subject to the terms and conditions of this Agreement, the Company will issue, New Warrants, in the form of Exhibit B, in the respective amounts set forth beside each Noteholder’s name on Annex II, dated the Closing Date, and duly executed by the Company and registered in the name of the applicable Noteholder or its nominee. In the event that a Qualifying Transaction is not consummated by May 31, 2009 or the Company has not prepaid the Amended Notes in full pursuant to Section 3.2 by May 31, 2009, then the New Warrants shall be immediately exercisable for a period of five years from May 31, 2009, at a price of $0.30 per share.

2.5 Replacement of Existing Notes and Cancellation of Existing Warrants

          At the Closing, each Noteholder shall deliver for replacement the Existing Notes and the Existing Warrants in the amounts specified opposite each such Noteholder’s name under the columns titled “Outstanding Principal” and “Outstanding Number of Warrants”, respectively, on Annex II. The Company will execute and deliver to each of the Noteholders the Amended Notes and the New Warrants in the amounts specified opposite such Noteholder’s name under the column titled “Amended Notes” and “New Warrants”, respectively, on Annex II. Upon such delivery of the Amended Notes, the Existing Notes shall thereby be amended and restated as the Amended Notes, and upon such delivery of the New Warrants, the Existing Warrants will be canceled. Interest which has accrued on the Existing Notes but which is unpaid through the Closing Date shall be added to the principal amount of the Existing Notes for purposes of determining the principal amount of Amended Notes to be issued to each respective Noteholder.

2.6 Noteholder Obligations Are Several, Not Joint

          The obligations of the Noteholders hereunder are several and not joint obligations, and no Noteholder shall have any obligation to perform the obligations of any other Noteholder under this Agreement, and no Noteholder shall have any liability to any Person for the performance or nonperformance by any other Noteholder of its obligations under this Agreement.

2.7 Closing

          The Closing hereunder shall occur at the offices of Thompson Hine LLP, 335 Madison Avenue, New York, New York 10017, or at such other place as shall be mutually agreed to between the Noteholders and the Company, and shall occur at 10:00 AM New York time on December 23, 2008 or on such other Business Day prior to December 23, 2008 as may be agreed upon between the Noteholders and the Company.

2.8 Fees

          The Company shall pay to the Noteholders or their respective designees the following fees:

          (a) The Company shall pay all of the Noteholders’ reasonable legal and professional costs incurred in connection with the transactions contemplated hereby, which, if the Closing occurs on or before December 19, 2008, will not exceed an aggregate of $75,000, plus all of Noteholders’ reasonable travel and subsistence costs in connection with the transactions contemplated hereby. All such costs shall be paid on the earlier to occur of the Closing and December 19, 2008. Any legal and professional costs incurred after December 19, 2008 shall be payable on demand and shall not be subject to the foregoing limitations.

          (b) In the event that a Qualifying Transaction is not consummated by May 31, 2009 or if the Company has not prepaid the Amended Notes in full pursuant to Section 3.2 by May 31, 2009, the Company shall thereafter pay to the Noteholders a monthly fee of $10,000. Such fee shall be paid to an agent appointed by the Noteholders and shall be distributed to the Noteholders pro rata based upon the unpaid principal amount of their Amended Notes. Such monthly fee will be payable on the last Business Day of each month, with the initial payment payable on June 30, 2009.

ARTICLE III

MATURITY AND PREPAYMENT OF NEW NOTES

3.1 Maturity of Amended Notes

          The Amended Notes shall mature and be repayable in full on the New Maturity Date. If the Company consummates a Qualifying Transaction on or prior to May 31, 2009, the Amended Notes shall be repaid out of the proceeds of the Qualified Transaction. With respect to each Amended Note, no late fees or penalties will be assessed on the Company for the period from the

Closing to the New Maturity Date solely by reason of the non-payment of the Existing Notes on the original maturity date thereof.

3.2 Optional Prepayment of Amended Notes

          (a) The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Amended Notes, in an amount of not less than 10% of the aggregate principal amount of the Amended Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment. The Company will give each holder of Amended Notes written notice (a “Prepayment Notice”) of each optional prepayment under this Section 3.2 not less than five Business Days prior to the date fixed for such prepayment. Each such notice shall specify the date fixed for prepayment, the aggregate principal amount of the Amended Notes to be prepaid on such date, the principal amount of each Amended Note held by such holder to be prepaid (determined in accordance with subsection (b)), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

          (b) In the case of each partial prepayment of the Amended Notes pursuant to this Section 3.2, the principal amount of the Notes to be prepaid shall be allocated pro rata among all of the holders of Amended Notes at the time outstanding in accordance with the unpaid principal amount thereof.

          (c) In the case of each prepayment of Amended Notes pursuant to this Section 3.2, the principal amount of each Amended Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Amended Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Amended Note shall be issued in lieu of any prepaid principal amount of any Amended Note.

3.3 No Repurchase, Etc. of Amended Notes

          The Company will not and will not permit any Subsidiary or Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any part or portion of the outstanding Amended Notes, except upon the repayment at the New Maturity Date or upon prepayment in accordance with Section 3.2.

3.4 Note Conversion, New Warrants not Affected by Repayment

          (a) If the New Warrants become exercisable pursuant to the terms thereof, the New Warrants and any shares of Common Stock issued or required to be issued pursuant to exercise thereof, shall not be affected by any payment or repayment of the Amended Notes and shall remain outstanding and exercisable in accordance with the terms of such New Warrants.

          (b) If the Amended Notes become convertible pursuant to Section 4.1, any Common Stock issued or required to be issued pursuant to any Conversion Notice transmitted to the Company prior to payment or repayment of the Amended Notes shall not be affected by any such payment or repayment and shall remain issuable in accordance with the terms of ARTICLE IV hereof.

ARTICLE IV

CONVERSION OF NEW NOTES

4.1 Conversion at the Option of the Securities Holder

          Subject to the further provisions of this ARTICLE IV, in the event that by May 31, 2009 both (i) a Qualified Transaction has not been consummated and (ii) the Company has not prepaid the Amended Notes in full pursuant to Section 3.2, at any time or times thereafter, a Noteholder may convert the outstanding principal amount and any accrued and unpaid interest (the “Conversion Amount”) of any Amended Notes (or any portion thereof) into such number (rounded to the nearest whole number) of validly issued, fully paid and nonassessable shares of Common Stock at an initial conversion price per share equal to $0.20 (as such conversion price may be adjusted from time to time pursuant hereto, the “Conversion Price”). The provisions of this Agreement that apply to the conversion of all of an Amended Note shall also apply to the conversion of a portion of an Amended Note. A Noteholder is not entitled to any rights of a holder of Common Stock until such Noteholder has converted its Amended Notes to Common Stock in compliance with the procedures set forth in this ARTICLE IV, and only to the extent such Amended Notes are deemed to have been converted into Common Stock pursuant to this ARTICLE IV.

4.2 Conversion Procedure

          (a) Procedure

          To convert an Amended Note (or portion thereof) into shares of Common Stock, a Noteholder must (i) complete and manually sign the conversion notice on the back of the Amended Note (the “Conversion Notice”) and transmit by facsimile (or otherwise deliver) such Conversion Notice to the Company, (ii) surrender the Amended Note to be converted to the Company or its designee (or deliver an indemnification undertaking with respect to such Amended Note in the case of its loss, theft or destruction), (iii) furnish appropriate endorsements and transfer documents if required by the Company, and (iv) pay any transfer or similar tax payable by the Noteholder pursuant to Section 4.3, if required, and provide evidence of such payment to the Company. Each conversion shall be deemed to have been effected as to any Amended Note (or portion thereof) on the date on which the requirements set forth in this Section 4.2 have been satisfied as to any such Amended Note (or portion thereof) (the “Conversion Date”). As soon as practicable after the Conversion Date, but in no event later than five Business Days following such Conversion Date (the “Share Delivery Due Date”) the Company shall execute and deliver, to the address specified in the Conversion Notice, a certificate, registered in the name of the converting Noteholder or its designee, for the number of whole shares of Common Stock to which such Noteholder shall be entitled.

          (b) Date Shares Held

          The Person or Persons entitled to receive Common Stock upon conversion of the Amended Notes as set forth in this Agreement shall be treated for all purposes as the holder or holders of such Common Stock, as of the close of business on the applicable Conversion Date; provided, however, that no surrender of an Amended Note on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the Person or Persons entitled to receive the shares of Common Stock upon such conversion as the holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the Person or Persons entitled to receive such shares of Common Stock as the holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided further that such conversion shall be at the Conversion Price in effect on the applicable Conversion Date as if the stock transfer books of the Company had not been closed.

          (c) Remaining Principal Amount

          Upon surrender of an Amended Note that is converted in part, the Company shall execute and deliver to the Noteholder a replacement Amended Note equal in principal amount to the unconverted portion of the Amended Note surrendered. Upon conversion in full of an Amended Note, such Amended Note shall be terminated.

4.3 Taxes on Conversion

          If a Noteholder converts an Amended Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon such conversion. However, the Noteholder shall pay any such tax which is due because the Noteholder requests the securities to be issued in a name other than the Noteholder’s name.

4.4 Company to Reserve Stock; Related Covenants

          (a) Reservation of Shares

          So long as any Amended Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Amended Notes, the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the outstanding Amended Notes (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Amended Notes and each increase in the number of shares so reserved shall be allocated pro rata among the Noteholders based on the unpaid principal amount of the Amended Notes held by each Noteholder on the Closing Date or the date of increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Noteholder shall sell or otherwise transfer any of such Noteholder’s interests in any Amended Notes, each transferee shall be allocated a pro rata portion of such Noteholder’s Authorized Share Allocation.

          (b) Insufficient Authorized Shares

          If at any time while any of the Amended Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Amended Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the outstanding Amended Notes. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall call a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the shareholders that they approve such proposal.

          (c) Validity

          All shares of Common Stock delivered upon conversion of the Amended Notes shall be newly issued shares, shall be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim with respect to the issue thereof.

          (d) Compliance with Applicable Laws; Additional Listing Application

          The Company will comply with all federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Amended Notes, if any, and if the shares of Common Stock are listed on a United States national securities exchange or other trading market, if permitted by the rules of such exchange or market, will list or cause to have quoted such shares of Common Stock on each national securities exchange or other trading market on which the Common Stock is then listed or quoted, if any.

4.5 Adjustment of Conversion Price

          The Conversion Price shall be adjusted from time to time by the Company as follows:

          (a) Dividends; Distributions; Subdivisions; Combinations

          In case the Company shall (i) pay a dividend on its Common Stock in shares of Common Stock, (ii) make a distribution on its Common Stock in shares of Common Stock, (iii) subdivide its outstanding Common Stock into a greater number of shares, or (iv) combine its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any Amended Note thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock which it would have owned had such Amended Note been converted immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination. If any dividend or distribution of the type described in this paragraph is declared but not so paid or made, or the outstanding shares of Common Stock are not subdivided or combined, as the case may be, the Conversion Price shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Price that would then be in effect if such dividend, distribution, share split or share combination had not been declared.

          (b) Issuances Below Issue Date Closing Price; Issuances Below Conversion Price

          If, during the period commencing on November 26, 2008 and ending on May 31, 2011, the Company shall issue or sell, or is deemed to have issued or sold, Common Stock or securities convertible into or exercisable or exchangeable for Common Stock for a consideration per share of Common Stock:

          (i) at a price per share (or having a conversion, exercise or exchange price per share) less than the initial Conversion Price (subject to adjustment for stock splits, combinations, dividends and other customary adjustments), or

          (ii) at a price per share (or having a conversion, exercise or exchange price per share) less than the then current Conversion Price (subject to adjustment for stock splits, combinations, dividends and other customary adjustments), then the Conversion Price then in effect shall be adjusted to a price equal to the quotient obtained by dividing:

(x)

an amount equal to the sum of (a) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale or deemed issuance or sale (assuming conversion into Common Stock at the then effective conversion rate for the applicable series) multiplied by the Conversion Price in effect immediately prior to such issuance plus (b) the aggregate consideration received by the Company upon such issuance or sale or deemed issuance or sale, by

(y)

the total number of shares of Common Stock outstanding immediately prior to such issuance or sale or deemed issuance or sale (assuming conversion into Common Stock at the then effective Conversion Price for the applicable series) plus the number of shares of Common Stock actually sold or issued (or deemed to be sold or issued) in the transaction which resulted in the adjustment pursuant to this Section 4.5(b).

          (c) Change in Exercise/Conversion Price or Rate of Conversion

          If the purchase price provided for in any equity-linked securities, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any equity linked securities, or the rate at which any equity-linked securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such equity-linked securities provided for such changed purchase price, additional consideration or changed conversion, exchange or exercise rate, as the case may be, at the time initially granted, issued or sold. For purposes of this paragraph, if the terms of any equity-linked security that was outstanding as of the date of the Closing are changed in the manner described in the immediately preceding sentence, then such equity-linked security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

          (d) Limitations & Interpretations

          (i) For purposes of this Section 4.5, if the consideration relating to the issuance or payable upon conversion, exercise or exchange of a security into or for Common Stock consists in whole or in part of property other than cash, the portion of the non-cash consideration shall be computed as the Fair Market Value of such property, as determined in good faith by the Board of Directors of the Company.

          (ii) For the avoidance of doubt, any adjustment to be made pursuant to this Section 4.5 shall be made on a weighted average rather than a “full-ratchet” basis to give effect to the size and price of the capital stock issued that gives or is to give rise to the anti-dilution protection intended by this Section 4.5.

          (iii) Any adjustment required by this Section 4.5 shall be made successively whenever any Common Stock, securities convertible into or exercisable or exchangeable for Common Stock or other equity-linked security is issued, and shall become effective immediately after the applicable record date. If at the end of the period during which any such securities convertible into or exercisable or exchangeable for Common Stock or other equity-linked security is exercisable not all such securities shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion or exercise of convertible securities or warrants actually issued).

          (iv) Except as provided in the previous sentence, if the application of this Section 4.5 shall result in an increase in the Conversion Price, no adjustment shall be made for such issuances of Common Stock, securities convertible into or exercisable or exchangeable for Common Stock or other equity or equity-linked securities.

          (v) No adjustment shall be made pursuant to this Section 4.5 in connection with issuances or sales by the Company of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock that constitute grants of Permitted Management Stock Options permitted by Section 8.14(b)(iii) or Section 8.14(c)(i).

(e) Distributions of Capital Stock, Indebtedness or Other Non-Cash Assets

          In the event that the Company distributes to all or substantially all holders of its Common Stock any cash, shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other assets (including securities of any Person other than the Company but excluding dividends or distributions referred to in subsection (a) of this Section 4.5), or shall distribute to all or substantially all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (excluding (i) the New Warrants, and (ii) those rights and warrants referred to in subsection (b) of this Section 4.5), then in each such case provision shall be made so that the Noteholders shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of cash, securities, evidences of indebtedness, rights, warrants and other assets that the Noteholders would have received had their Amended Notes been converted into Common Stock on the record date for such event and had thereafter, during the period from such record date to and including the applicable Conversion Date, retained such cash, securities, evidences of indebtedness, rights, warrants and other assets receivable by them as aforesaid.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to each Noteholder on the Effective Date and on the date of issuance of Amended Notes as follows:

5.1 Corporate Existence and Power

          Each of the Entities has been duly incorporated or organized, as the case may be, is validly existing as a corporation, partnership or limited liability company, as applicable, and is in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own or lease and operate its properties and to conduct its business as it is presently conducted and as proposed to be conducted. Each of the Entities is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property, the conduct of its business or otherwise, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Effect. The Company has made available to, and, to the extent requested, delivered to, the Noteholders true, correct and complete copies of (i) the Certificate of Incorporation of the Company, together with all amendments and any other modifications thereto (the “Company Certificate of Incorporation”), and (ii) the Bylaws of the Company, together with all amendments and any other modifications thereto (the “Company Bylaws”). The Company is not in violation or breach of any of the terms, conditions or provisions of the Company Certificate of Incorporation or the Company Bylaws. Each of the Subsidiaries of the Company has made available to, and, to the extent requested, delivered to, the Noteholders true, correct and complete copies of its Fundamental Documents, together with all amendments and any other modifications thereto. None of the Subsidiaries of the Company is in violation or breach of any of the terms, conditions or provisions of its respective Fundamental Documents.

5.2 Subsidiaries and Affiliates

          Except as set forth on Schedule 5.2, the Company has no Subsidiaries or Affiliates and does not own, directly or indirectly, and is not under common ownership with, any other corporation, association or business entity. All of the issued and outstanding capital stock or other equity or ownership interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and, except as contemplated by the Transaction Documents, are owned by the Company, directly or through Subsidiaries, free and clear of any Lien or adverse claim.

5.3 Authorization

          Each of the Entities has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under such Transaction Documents. The execution and delivery by each of the Entities of the Transaction Documents to which it is a party and the performance by each such entity of its obligations under such Transaction Documents have been duly authorized by all necessary corporate or other organizational action on its or their part and no other proceedings on its or their part are necessary to authorize the execution and delivery of such Transaction Documents or its or their performance of its or their obligations under such Transaction Documents.

5.4 Due Execution and Delivery; Binding Obligations

          Each Transaction Document to which one or more of the Entities is a party has been duly executed and delivered by an authorized representative of each such entity, and each such Transaction Document constitutes the legal, valid and binding obligation of the respective Entities, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.5 Issuance of Amended Notes, New Warrants and Common Stock

          The Company has all necessary power and authority to issue the Amended Notes, the New Warrants and, subject to Section 8.14, the Common Stock into which the Amended Notes and New Warrants are convertible or exercisable. The Amended Notes, the New Warrants and, subject as aforesaid, the Common Stock into which the Amended Notes and New Warrants are convertible or exercisable have been duly authorized and, subject as aforesaid, the shares of such Common Stock have been reserved for issuance by all necessary corporate action by the Company. The New Warrants and the Common Stock into which the Amended Notes and New Warrants are convertible or exercisable, when so issued in accordance with the Company’s Articles of Incorporation and Bylaws and delivered upon such conversion or exercise in accordance with the terms of the Amended Notes and the New Warrants, as the case may be, will be duly authorized and validly issued, fully paid and nonassessable and free and clear of all Liens.

5.6 Collateral

          As of the Closing Date, (a) the right, title and interest of the Company and each of its Subsidiaries, as applicable, in the collateral pledged pursuant to the Guarantee and Amended and Restated Security Agreement (the “Collateral”) will be free and clear of all Liens except for the Lien granted in favor of the Collateral Agent under the Guarantee and Amended and Restated Security Agreement and Permitted Liens, and no financing statements in respect of the Collateral will be on file in favor of any person other than the Collateral Agent; (b) the Guarantee and Amended and Restated

Security Agreement creates valid security interests in, and Liens on, the Collateral covered thereby securing the obligations of the Company and each of its Subsidiaries to the Collateral Agent, (c) the representations and warranties of the Company and each of its Subsidiaries in the Guarantee and Amended and Restated Security Agreement will be true and correct (if such representations and warranties are not qualified with respect to materiality, in which case such representations will be true and correct in all respects) in all material respects; (d) upon the filing and recording of financing statements in the appropriate jurisdictions, the Lien securing the obligations of the Company and each of its Subsidiaries to the Collateral Agent will have been duly perfected as to the Collateral as to which perfection may be accomplished pursuant to the applicable Uniform Commercial Code or other applicable law in such jurisdictions; and (e) the Lien of the Guarantee and Amended and Restated Security Agreement shall be prior to any other Lien on any of the Collateral, other than Permitted Liens.

5.7 No Conflict or Violation

          The execution and delivery by each Entity of each Transaction Document to which it is a party, and the performance by each Entity of its obligations under each such Transaction Document, will not result in any conflict with, or result in a violation or breach of any of the terms, conditions or provisions of, or constitute (with or without due notice, lapse of time or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than a Permitted Lien and any Lien granted under the Guarantee and Amended and Restated Security Agreement) upon any of the properties or assets of any Entity under, (a) the respective Fundamental Documents of the Entities, (b) any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument to which any Entity is a party or by which it or any of them may be bound, or to which any of the property or assets of any Entity is subject; or (c) any Law, Order or Permit applicable to any one or more of the Entities or to which any of their respective properties or assets is subject, except, in the case of clauses (b) and (c) above, such conflicts, violations, breaches, defaults, rights or Liens (excluding any of the foregoing arising under, or in connection with, the Securities Act), which would not, either individually or in the aggregate, result in a Material Adverse Effect or affect the enforceability of the Transaction Documents.

5.8 Consents and Approvals

          The execution and delivery by the Entities of each Transaction Document to which they are a party, and the performance by the Entities of their obligations under each such Transaction Document, do not and will not require any consent, approval, license, permit, order or authorization of, or any registration, notification, declaration or filing with, any Person (including, without limitation, any Governmental Entity), except for (a) such as have been obtained or made and are in full force and effect, (b) the filing of any notice with respect to a Closing with a Governmental Entity which may be required subsequent to the Closing under the Securities Act, any state securities laws or the rules and regulations promulgated thereunder (and which, if required, will be filed on a timely basis as may be so required), and (c) any such consents or approvals of, or filings with, any Persons who are not Governmental Entities, the failure of which to be obtained would not result, either individually or in the aggregate, in a Material Adverse Effect or affect the enforceability of the Transaction Documents.

5.9 Capitalization

          (a) As of the Effective Date, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 39,385,363 shares are issued and outstanding, and no shares are held by the Company as treasury shares. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. As of the date of this Agreement, except to the extent described in Schedule 5.9(a), (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock, (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities, or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries, and (iii) there are no securities or instruments containing anti-dilution or similar provisions that would be triggered by the issuance of the Amended Notes or the New Warrants or the conversion or exercise thereof. Except as may be described in any documents which have been publicly filed by any of the Company’s stockholders, to the Company’s knowledge, there are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs.

          (b) Schedule 5.9(b) consists of a complete and accurate schedule of the secured and unsecured Indebtedness of the Entities as of the Closing Date. Except as set forth on Schedule 5.9(b), none of the Entities has, directly or indirectly, as of the Closing Date, created, incurred, permitted to exist, assumed, guaranteed or otherwise become, directly or indirectly, liable with respect to any Indebtedness.

          (c) The Company believes that (i) the financing herein contemplated is adequate to meet the concerns previously expressed by HIP and other key customers of the Company as to the adequacy of working capital available to the Company to fully support the Company’s current service offerings in support of these health maintenance organizations.

5.10 SEC Reports

          Since October 24, 2007, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Act and the Exchange Act (all of the foregoing filed after October 24, 2007 and prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the “SEC Reports”), or has timely filed for a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder. The SEC Reports do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since October 24, 2007 there has not occurred any event, change, circumstance or effect that could reasonably be expected to have a Material Adverse Effect that has not been set forth in the SEC Reports.

5.11 Financial Statements

          As of their respective dates, the financial statements of the Company and its Subsidiaries included in the SEC Reports (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto. The financial statements included in the SEC Reports were prepared in conformity with GAAP applied on a consistent basis and fairly present, in all material respects, the financial position, on a consolidated basis, of the Company and its Subsidiaries as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Company and its Subsidiaries for each of the periods then ended. Neither the Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the financial statements included in the SEC Reports or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and any of its Subsidiaries taken as a whole. To the knowledge of the Company, no Person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Company Accounting Oversight Board (the “PCAOB”), has participated in or otherwise aided the preparation of, or audited, the financial statements, supporting schedules or other financial data included in the SEC Reports.

5.12 Financial Projections

          The Projections of the Company and its Subsidiaries for the period of Fiscal Year 2008 through and including Fiscal Year 2010 set forth on Schedule 5.12 (the “Projections”) are based on good faith estimates and assumptions made by the management of the Company and its Subsidiaries; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Effective Date, management of the Company and its Subsidiaries reasonably believed that the Projections were reasonable and attainable.

5.13 Internal Controls and Procedures

          (a) Except as disclosed in the Company’s Form 10-KSB for the fiscal year ended December 31, 2007 and filed with the SEC, the Company and its Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures: (i) are designed to ensure that material information relating to the Company and its Subsidiaries is made known the Company’s

Chief Executive Officer and Chief Financial Officer by others within those entities, particularly during the periods in which the Company’s reports and filings under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the most recent annual period reported to the SEC, and (iii) are effective to perform the functions for which they were established.

          (b) Except as disclosed in the SEC Reports, the Board of Directors of the Company has established procedures that provide a reasonable basis for them to make proper judgments as to the financial position and prospects of the Company and its Subsidiaries and, except as so disclosed, the Company and its Subsidiaries maintain an effective system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) all material information relating to the Company and its Subsidiaries is made known to the officer of the Company responsible for financial and accounting matters relating to the Company and its Subsidiaries.

5.14 Independent Accountants

          Carlin, Charron & Rosen, LLP, who have audited or reviewed the financial statements (which term as used in this Agreement includes the related notes and schedules thereto) included or incorporated by reference in the SEC Reports, are (a) independent public or certified public accountants as required by the Exchange Act, (b) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Exchange Act and (c) a registered public accounting firm as defined by the PCAOB whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.

5.15 Securities Act Registration, Etc.

          (a) Assuming that the representations and warranties of the Noteholders contained herein are true, it is not necessary in connection with the offer, sale and delivery of the Amended Notes and the New Warrants in the manner contemplated by this Agreement to register the Amended Notes or the New Warrants under the Securities Act or under applicable state laws regulating the issuance or sale of securities.

          (b) The Company has not made, has no intention of making, and will not make, an offer or sale of any securities of the same or similar class or series as any of the Amended Notes or the New Warrants or any security convertible into Shares of Common Stock, within a period of six months before and after the date of this Agreement and the Closing of the transactions contemplated by the Transaction Documents. As used in this paragraph, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

          (c) None of the Company, its Subsidiaries, any of their Affiliates or any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Amended Notes or the New Warrants under the Securities Act, whether through integration with prior offerings or otherwise. None of the Company, its Subsidiaries, any of their

Affiliates or any person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Amended Notes or the New Warrants under the Securities Act or cause the offering of the Amended Notes or the New Warrants to be integrated with other offerings for purposes of the Securities Act.

5.16 Compliance with Laws

          Each of the Entities has complied with, and the operations of each of the Entities have been conducted in accordance with, all Laws, Orders and Permits applicable to them, except where failure to comply or to conduct operations in such a manner would not, individually or in the aggregate, result in a Material Adverse Effect. None of the Entities is in violation of or default under, nor has any event occurred which, with the lapse of time or the giving of notice or both, could result in the violation of or default under, the terms of any Order or Permit, except where such violation or default would not, individually or in the aggregate, result in a Material Adverse Effect.

5.17 Assets

          Each of the Entities, as the case may be, is the owner of and has good, sufficient and legal title to all of the assets (tangible or intangible) used in such Entity’s respective businesses as presently conducted and proposed to be conducted (the “Assets”), free and clear of all Liens, except for Permitted Liens. There is no outstanding commitment, call, option or agreement to sell any of the Assets. The tangible Assets which are necessary to the business of each of the Entities are in good condition and repair, ordinary wear and tear excepted, and the Entities enjoy peaceful and undisturbed possession of all of the Assets.

5.18 Taxes

          All Tax returns and reports of the Entities required to be filed by them have been prepared in accordance with law, have been timely filed, and all Taxes, assessments, fees and other governmental charges upon the Entities and upon their respective properties, assets, income and franchises which are shown as due and payable thereon, or have been assessed, have been paid, except for those claims or charges which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted. No taxing authority has given notice of an assertion, or is threatening to assert, against any Entity any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith.

5.19 Insurance

          The Entities each maintain insurance in amounts and against such perils as are generally and prudently maintained in comparable businesses. All of such policies of insurance are and will be in full force and effect. All premiums, retention amounts and other expenses relating to such policies up to and including the Closing Date have been paid, and none of the Entities has received notice of cancellation of any such policy. There are no circumstances existing which would enable any insurer to avoid liability under any of the policies of insurance referred to above presently in effect.

5.20 Litigation; Orders

          Except as disclosed in the SEC Reports, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary of the Company or any of their respective properties or assets before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (collectively, an “Action”) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or that adversely affects the legality, validity or enforceability of the Transaction Documents.

5.21 Material Contracts

          Schedule 5.21 contains a true, correct and complete list of all the Material Contracts in effect on the Effective Date, and except as described thereon, all such Material Contracts are in full force and effect. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, or condition or conditions, if any, could not reasonably be expected to have a Material Adverse Effect.

5.22 Franchises, Licenses, Permits

          Each of the Entities owns or possesses all governmental franchises, licenses, permits, and other authorizations which are necessary for it to conduct the business as presently conducted (“Licenses”). None of the Entities is in default or has received any notice of any claim of default; with respect to any such License, or any notice of any other claim or proceeding or threatened proceeding relating to any such License or claimed lack of any necessary License.

5.23 Arrangement Fees, Etc.

          (a) Other than the fees provided for in this Agreement, none of the Entities or any officer, director or agent of the Entities has incurred, on behalf of any of the Entities, any liability to any broker, finder or agent for any broker’s or finder’s fee or commission with respect to either any of the transactions contemplated by this Agreement or any other transaction involving the sale of any Entity’s assets or capital stock, any merger, consolidation, reorganization or other combination involving the Company, or any fund raising transaction.

          (b) The engagement letter, dated October 25, 2007, by and between the Company and Ansley Securities LLC (“Ansley”), a Georgia limited liability company and a wholly owned subsidiary of The Ansley Group, LLC, has been terminated as of June 30, 2008 (executed August 1, 2008).

5.24 Supplier and Customer Relationships

          The relationship of the Entities with each major customer and supplier of such Entity is good, and none of the Entities has any knowledge of an intent to terminate any such relationship by any such customer or supplier or any other matter relating to any such customer or supplier which could have a Material Adverse Effect.

ARTICLE VI

INVESTMENT REPRESENTATIONS OF EACH NOTEHOLDER

          Each Noteholder severally (as to itself only and not with respect to any other Noteholder) represents and warrants to the Company as follows, solely for establishing that the offer, sale and issuance of the Amended Notes and New Warrants being acquired by such Noteholder pursuant to this Agreement are exempt from the registration requirements of the Securities Act and the comparable provisions of state securities laws and not in any way to mitigate the responsibility or liability of the Company for any breach of the representations and warranties made by the Company in this Agreement, on which such Noteholder is relying in full in connection with its, his or her decision to invest in the Company:

6.1 Investment Representations

          (a) Such Noteholder is acquiring the Amended Notes and New Warrants to be acquired by it, him or her under this Agreement for its, his or her own account, for investment and not with a view to the distribution thereof in violation of the Securities Act or applicable state securities laws.

          (b) Such Noteholder understands that the Amended Notes and New Warrants to be issued to such Noteholder will not be registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Act and Regulation D or applicable state securities laws by reason of their issuance by the Company in transactions exempt from the registration requirements of applicable state securities laws.

          (c) Such Noteholder has had the opportunity to ask questions of the Company’s officers and directors about the terms and conditions of this Agreement, including, without limitation, the terms and conditions of the Amended Notes and New Warrants that will be provided to such Noteholder pursuant to this Agreement, as well as the business, properties, prospects and financial condition of the Company and its Subsidiaries, and understands that its, his or her investment in the Amended Notes being invested in by it, him or her pursuant to this Agreement, are speculative investments which involve a high degree of risk of loss of the entire investment therein; and has such knowledge and experience in financial and business matters that it, he or she is capable of evaluating the risks and merits of its, his or her investment in such notes; provided, however, that nothing herein shall be construed to derogate or otherwise limit the representations, warranties and covenants of the Company contained in the Transaction Documents to which the Company is a party, or such Noteholder’s reliance thereon.

          (d) Such Noteholder is one of the following: (i) an individual with net worth (or joint net worth together with his or her spouse) in excess of $1,000,000 (which net worth includes the value of home, furnishings and automobiles); (ii) an individual with individual income (exclusive of any income attributable to his or her spouse) in excess of $200,000 in each of calendar years 2006 and 2007 and expects an individual income in excess of $200,000 for calendar year 2008, or has had, together with his or her spouse, joint income in excess of $300,000 in each of the calendar years 2006 and 2007 and expects a joint income in excess of $300,000 for calendar year 2008; or otherwise qualifies as an “accredited investor” as defined for purposes of Regulation D, which has been adopted by the SEC under the Securities Act.

6.2 Restricted Securities

          (a) Such Noteholder understands and agrees that the Amended Notes and the New Warrants will constitute “restricted securities” under the Securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, consequently, the Notes may not be resold without first being registered under the Securities Laws, except in certain limited circumstances. Specifically, such Noteholder is familiar with SEC Rule 144 and understands, and agrees to comply with, the resale limitations imposed thereby and by the Securities Laws generally.

          (b) Each Noteholder understands and agrees that the certificates issued to such Noteholder representing the Amended Notes and the New Warrants will bear the following legend:

“These securities have not been registered under the Securities Act of 1933 (the “Act”) or under any state securities laws and have been issued and sold in reliance upon an exemption from registration under the Act. These securities may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act or an opinion of counsel, satisfactory to the issuer of these securities, to the effect that such a registration statement is unnecessary in respect of a particular sale, offer, pledge, hypothecation or other transfer.”

The foregoing legend will be removed from a certificate at the request of such Noteholder (or the request of any person to whom any such Noteholder has transferred shares in conformity with this Agreement) in connection with the proposed transfer of Amended Notes or New Warrants only upon either the effectiveness of such a registration statement or receipt by the Company of an opinion of counsel, reasonably satisfactory to the Company, to the effect that registration under the Act is unnecessary in respect of the proposed transfer, in reliance upon SEC Rule 144 under the Act, and that such legend is not required by law to appear on the certificate.

6.3 Trading Restriction

          Each Noteholder hereby acknowledges that it is aware that the reports referenced in Section 8.1(a) may contain material non-public information and that the United States securities laws prohibit any person who has received material, non-public information related to the Company from purchasing or selling securities of or related to the Company.

ARTICLE VII

CONDITIONS PRECEDENT TO NOTEHOLDERS’ OBLIGATIONS

7.1 Conditions Precedent to Effectiveness

          This Agreement shall become effective on the date on which each of the following conditions precedent is satisfied or duly waived by the Required Noteholders:

          (a) The Noteholders or their counsel shall have received counterparts of each of the Transaction Documents originally executed and delivered by the Company and each of its Subsidiaries.

          (b) The Noteholders or their counsel shall have received (i) the Fundamental Documents of each Entity, certified as of a recent date by an appropriate governmental official, each dated the Effective Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Person executing the Transaction Documents on behalf of the Entities; (iii) resolutions of the Board of Directors or similar governing body of each Entity approving and authorizing the execution, delivery and performance of the Transaction Documents to which it is a party or by which it or its assets may be bound as of the Effective Date, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable governmental authority of each Entity’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Effective Date; and (v) such other organizational and similar documents as the Noteholders may reasonably request.

          (c) Each Entity shall have obtained all governmental authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions to be effectuated by the Transaction Documents, and each of the foregoing shall be in full force and effect and in form and substance satisfactory to the Noteholders.

          (d) The Noteholders or their counsel shall have received evidence satisfactory to the Noteholders of the compliance by the Entities with the Guarantee and Amended and Restated Security Agreement (including, without limitation, their obligations to authorize, execute (if applicable) and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein).

          (e) The Noteholders or their counsel shall have received a certificate from the Company’s insurance broker substantially in the form of Schedule 7.1(e) or other evidence satisfactory to them that all insurance required to be maintained pursuant to Section 8.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Noteholders, as additional insured and loss payee thereunder to the extent required under Section 8.5.

          (f) The Noteholders or their counsel shall have received evidence satisfactory to the Noteholders that the Existing Credit Agreement has been repaid and discharged and the credit line provided thereby has been canceled, and that all Liens securing the Existing Credit Agreement have been released, including the filing of appropriate UCC-3 termination statements or other termination documents as applicable; provided that, to the extent necessary, any such UCC-3 termination statements or other termination documents may be filed promptly after the Closing and in any event within thirty (30) days after the Closing.

          (g) The Noteholders or their counsel shall have received evidence satisfactory to the Noteholders that the exceptions to good standing that are set forth on Schedule 1 to Exhibit E hereto have all been resolved; provided that, to the extent necessary, any such resolution and the appropriate evidence of such resolution may be provided to the Noteholders promptly after the Closing and in any event within thirty (30) days after the Closing.

          (h) The Subordinated Notes shall have been amended to include subordination provisions either substantially in the form of Schedule 7.1 or as otherwise agreed to by the Noteholders, and shall be otherwise satisfactory to the Noteholders.

          (i) The Company shall have paid the fees and expenses specified in Section 2.8(a) for the Noteholders in connection with the transactions contemplated by this Agreement.

          (j) Each Noteholder or their counsel shall have received an opinion of Gersten Savage LLP, special counsel to the Company, dated the Effective Date, addressed to each Noteholder, substantially in the form of Exhibit E hereto and addressing such additional matters as the Noteholders shall reasonably request.

7.2 Conditions Precedent to the Closing

          The obligations of each Noteholder to consummate the transactions contemplated by the Transaction Documents are subject to the satisfaction or waiver by the Required Noteholders on the Closing Date of each of the following conditions precedent:

          (a) The Noteholders or their counsel shall have received a notice of closing (the “Notice of Closing”) in the form of Schedule 7.2(a) at least five Business Days prior to the Closing, or such shorter period as the Company and the Required Noteholders shall agree.

          (b) The Company shall have duly issued and delivered to such Noteholder or their counsel, in accordance with ARTICLE II, the Amended Notes and New Warrants to be delivered to such Noteholder at the Closing.

          (c) Each of the Transaction Documents shall be in full force and effect and no term or condition thereof shall have been amended, waived or otherwise modified without the prior written consent of the Required Noteholders.

          (d) The representations and warranties of the Company set forth in ARTICLE V shall be true and correct as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing (except where any such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), and such Noteholder shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

          (e) The Company shall have performed all obligations required to be performed by it at or prior to the Closing under the Transaction Documents to which it is a party, and such Noteholder shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

          (f) No Default or Event of Default shall have occurred and be continuing.

          (g) There is not any litigation or proceeding pending or threatened which seeks to restrain or invalidate the transactions contemplated by this Agreement.

          (h) The Company shall have delivered, or caused to be delivered, to the Noteholders or their counsel, all such other documents and agreements reasonably requested by the Noteholders in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII

COVENANTS

The Company covenants that so long as any of the Amended Notes or New Warrants are outstanding:

8.1 Reporting

          (a) Monthly Reports. Within 15 days after the end of each calendar month, the Company will deliver to each of the Noteholders a complete copy of the most recent monthly management financial statements and report produced for the Board of Directors and management of the Company.

          (b) Quarterly Statements. Within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), the Company shall deliver to each of the Noteholders:

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

          (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by the Company’s Chief Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from normal, recurring year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on

Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 8.1(b);

(c) Annual Statements. Within 90 days after the end of each fiscal year of the Company, the Company shall deliver to each of the Noteholders:

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

          (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 8.1(c);

          (d) SEC and Other Reports. Promptly upon their becoming available, the Company shall deliver to each Securities Holder one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, (ii) each regular or periodic report, each registration statement, and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC containing information of a financial nature and (iii) all press releases and other statements made available generally by the Company or any Subsidiary to the public.

          (e) Notice of Default or Event of Default. Promptly, and in any event within two Business Days after the Company becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default or Event of Default, the Company shall deliver to each Securities Holder a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

          (f) Notices from Governmental Entities. Promptly, and in any event within two Business Days of receipt thereof, the Company shall deliver to each Securities Holder copies of any notice to the Company or any Subsidiary from any federal or state Governmental Entity relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect.

          (g) Material Adverse Changes. The Company shall notify each Securities Holder promptly and in any event within two Business Days of the occurrence thereof, of any event, change, circumstance or effect that could reasonably be expected to have a Material Adverse Effect.

          (h) Business Combinations; Financing. Except for matters related to the Letter of Interest, the Company shall notify each Securities Holder as soon as is reasonably possible of all material discussions, presentations and approaches to or from any party with whom the Company engages from time to time, which contact could reasonably be expected to lead to any offer of financing or business combination of any kind. The Company shall share all relevant information with the Securities Holders regarding the Company’s efforts to sell its business and/or raise new capital. During the period from the Closing to May 31, 2009, the Company shall provide to the Noteholders a weekly report, in form and substance reasonably satisfactory to the Noteholders, regarding the status of the Company’s efforts to enter into and consummate a Qualifying Transaction.

          (i) Requested Information. With reasonable promptness, the Company shall furnish to each Securities Holder such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the other Transaction Documents as from time to time may be reasonably requested by any such Securities Holder.

8.2 Books and Records; Inspection Rights

          The Company will, and will cause its Subsidiaries to, maintain proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, all in accordance with good business and accounting practices, and to accurately reflect the financial condition of the Entities in the financial statements provided to each Securities Holder pursuant to Section 8.1. The Company will, and will cause its Subsidiaries and Affiliates to, permit any representatives designated by the Securities Holders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Noteholders (and/or their nominated representatives) shall have full and unrestricted access to all key management personnel and all management accounts and business information relating to the management and operations of the business of the Company.

8.3 Use of Proceeds

          The proceeds from the issuance and sale of Amended Notes pursuant to Section 2.3(a) shall be used by the Company solely for repayment of the principal amount of, interest on, and other amounts owing in respect of the Existing Credit Agreement. The Company shall provide detailed wire instructions to the Noteholders at least three (3) Business Days prior to the Closing, for the Noteholders or their designee to pay the Bank Debt Amount directly to Citibank, N.A. and People’s United Bank in order to repay all amounts owing under the Existing Credit Agreement.

8.4 Compliance with Law

          The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.5 Insurance

          The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

8.6 Maintenance of Properties

          The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 8.6 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.7 Payment of Taxes and Claims

          The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary not permitted by Section 8.13, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the non-filing or nonpayment, as the case may be, of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

8.8 Corporate Existence

          Subject to Section 8.15, the Company will at all times preserve and keep in full force and effect its corporate existence, and will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a wholly-owned Subsidiary of the Company) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.9 Further Assurances

          (a) So long as any Transaction Documents shall remain in effect, the Company will, and will cause each Subsidiary of the Company to, execute and deliver such additional documents (including amendments to the Security Documents) as the holders of the Amended Notes shall reasonably request so that there shall continue to be a Collateral Agent under the Security Documents and to insure that the Lien of the Security Documents shall continue to be in full force and effect.

          (b) So long as any Transaction Documents shall remain in effect, the Company also agrees at its own expense to cause or use its best efforts to cause the Guarantee and Amended and Restated Security Agreement and all supplements and amendments thereto and all financing and continuation statements and similar notices required by applicable law at all times to be kept, recorded and filed in such manner and in such places to maintain the effectiveness of any original or supplemental filings under the Uniform Commercial Code or comparable law in any relevant jurisdiction to maintain, in full force and effect, the Lien and security interest granted by the Company and its Subsidiaries to the holders of the Notes or the Collateral Agent for the benefit of the holders of the Notes pursuant to the Guarantee and Amended and Restated Security Agreement.

          (c) The Company and its Subsidiaries will execute any and all further documents, agreements and instruments, and take all such further actions that may be required under any applicable Law, or which the Required Noteholders may reasonably request, to effectuate the transactions contemplated by the Transaction Documents, all at the expense of the Company.

8.10 Guaranty and Grant of Security by Subsidiaries

          If after the Effective Date any Person becomes a Subsidiary, the Company shall cause such Person to become a Guarantor and a Grantor under the Guarantee and Amended and Restated Security Agreement, by executing a joinder agreement in respect of the Guarantee and the Security Agreement. The Company shall cause such Person to take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are necessary or desirable to comply with the Guarantee and Amended and Restated Security Agreement (including, without limitation, its obligations to authorize, execute (if applicable) and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein).

8.11 Additional Amounts

          (a) All payments made by the Entities to the Noteholders or Securities Holders pursuant to the Transaction Documents will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of the United States or any political subdivision or taxing authority thereof or therein (“US Taxes”), unless the Entity is required to withhold or deduct any amount for or on account of US Taxes by law or by the interpretation or administration thereof. If any Entity is required to withhold or deduct any amount for or on account of US Taxes from any payment made hereunder, such Entity will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Securities Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Securities Holder would have received if such US Taxes had not been withheld or deducted; provided, however, that no such Additional Amounts will be payable with respect to a payment made hereunder with respect to any US Taxes which would not have been imposed, payable or due:

          (i) but for the fact that the Securities Holder is or was a domiciliary, national or resident of, or engages or engaged in business, maintains or maintained a permanent establishment or is or was physically present in the United States, or otherwise has some present or former connection with the United States other than the mere holding or enforcement of the Transaction Documents or the receipt of principal or interest in respect thereof;

          (ii) but for the failure of the Securities Holder to comply with a request by the Entity to satisfy any certification, identification or other reporting requirements which the Securities Holder is legally entitled to satisfy, whether imposed by statute, treaty, regulation, administrative practice or otherwise, concerning the nationality, residence or connection with the United States of the Securities Holder.

          (b) The obligation of the Entities to pay Additional Amounts in respect of US Taxes shall not apply with respect to (i) any estate, inheritance, gift, sales, transfer, personal property or any similar Tax or (ii) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Transaction Documents.

          (c) The Entities, as applicable, will:

(i) make any required withholding or deduction;

(ii) remit the full amount deducted or withheld to the relevant authority (the “Taxing Authority”) in accordance with applicable law;

(iii) obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such taxes; and

          (iv) promptly send such certified copies of tax receipts to the Securities Holder. The Entities will attach to each certified copy a certificate stating that the amount of withholding tax evidenced by the certified copy was paid in connection with payments in respect of the Transaction Documents.

8.12 Limitations on Indebtedness

          The Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, permit to exist, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a) the Amended Notes; and

          (b) any Subordinated Notes that are subject and subordinate to the Amended Notes on the terms set forth in Schedule 7.1.

8.13 Limitation on Liens

          The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise), any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except for Liens contemplated by the Guarantee and Amended and Restated Security Agreement and Permitted Liens.

8.14 Issuances of Stock; Restricted Payments

          (a) The Company will, not later than March 1, 2009, call a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock sufficient to permit the Company to reserve at least the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all New Warrants outstanding (the “New Warrants Capital Increase”). The Company will cause such meeting of shareholders to take place by no later than May 31, 2009, and shall take all further action necessary to effect such increase in the Company’s authorized Common Stock. Without limiting the generality of the foregoing sentence, in connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the shareholders that they approve such proposal.

          (b) During the period prior to the later of (x) effectiveness of the New Warrants Capital Increase and (y) May 31, 2009, the Company will not, and will not permit any Subsidiary to, issue or sell Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, except for (i) issuances and sales contemplated by the Transaction Documents; (ii) issuances and sales pursuant to obligations to which the Company or any Subsidiary were subject as of November 26, 2008, all of which are set forth on Schedule 8.14(b); and (iii) grants of Permitted Management Stock Options to employees of the Company and its Subsidiaries pursuant to HC Innovations, Inc. 2008 Incentive Compensation Plan in respect of up to 5,523,073 shares of Common Stock.

          (c) During the period after the later of (x) effectiveness of the New Warrants Capital Increase and (y) May 31, 2009, the Company will abide by the same restrictions as stated in

Section 8.14(b) except that (i) the Company may make grants of Permitted Management Stock Options to employees of the Company and its Subsidiaries in respect of a number of shares of Common Stock which, when aggregated with any Permitted Management Stock Options granted pursuant to subsection (b)(iii) above, shall not exceed eighteen percent (18%) of the issued and outstanding Common Stock from time to time, and (ii) the Company may issue Common Stock to Persons other than employees of the Company and its Subsidiaries, subject to rights of first refusal in substantially the form set forth on Schedule 8.14(c).

          (d) Notwithstanding anything to the contrary in Sections 8.14(b) and (c), the Company may enter into a transaction to issue or sell Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, the proceeds of which are used to pay in full upon the consummation of such transaction all principal, interest and other amounts outstanding in respect of the Amended Notes.

          (e) The Company will make no Restricted Payments.

8.15 Merger, Consolidation

          Except in connection with a Qualifying Transaction, the Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other Person; provided, however, that:

          (a) any Subsidiary may merge or consolidate with or into the Company, so long as the Company shall be the surviving entity;

          (b) any Subsidiary may merge or consolidate with or into any other Subsidiary; and

          (c) the Company may consolidate or merge with any other Person if (i) either (a) the Company shall be the surviving entity, or (b) if the surviving entity is other than the Company, (A) such entity expressly assumes, by written agreement satisfactory in scope and form to the Required Holders, all obligations of the Company under the Transaction Documents to which the Company is a party, and (B) such entity shall cause to be delivered to each Securities Holder an opinion of independent counsel to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the provisions of this Section 8.15 and otherwise satisfactory in scope and form to the Required Holders, and (ii) at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

8.16 Sales of Assets

          Except in connection with a Qualifying Transaction, the Company will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any of the assets of the Company or its Subsidiaries; provided, however, that the Company or any Subsidiary may in any calendar year sell, lease or otherwise dispose of assets having an aggregate Fair Market Value not in excess of $50,000 if (i) such assets are sold in the ordinary course of business of the Company and its Subsidiaries, (ii) such assets are sold for an amount equal or greater than the Fair Market Value of such assets, and (iii) at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

8.17 Nature of Business

          Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

8.18 Transactions with Affiliates

          The Company will not, and will not permit any Subsidiary to, enter into, directly or indirectly any transaction (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

8.19 Board of Directors and Management

          (a) The Required Noteholders shall have the right to nominate up to two (2) directors to the Company’s Board of Directors out of a maximum of five (5) directors, at any time on or after the earlier of (i) May 31, 2009 or (ii) the termination of the Letter of Interest. In furtherance of the foregoing, the Company shall, and shall use its best efforts to cause its shareholders to, vote all shares of capital stock of the Company to, (i) fix and maintain the number of members of the Board of Directors at a maximum of five, and (ii) if nominated, elect such directors to the Company’s Board of Directors.

          (b) The Company shall not initiate any changes in the chief executive officer, chief financial officer, president or chief operations officer (or equivalent functions) of the Company without first obtaining the Required Noteholders’ approval of any such change. If a vacancy in the office of chief financial officer occurs, the Company shall not appoint a new chief financial officer of the Company without first obtaining the Required Noteholders’ approval of such appointment.

          (c) The Company shall not replace any member of the Board of Directors; provided, however, that the Company shall be permitted to fill any vacancies in the three board seats that are not held by, or set aside for, the Noteholders or their nominees.

8.20 Management and Consulting Arrangements; Finders’ Fees Etc.

          (a) The Company shall cause each of the other Entities not to, enter into, modify, assume or otherwise become liable in respect of, any management agreements, consulting agreements or other similar arrangements without the Required Noteholders’ consent; provided, however, that the foregoing restriction shall not apply in regard to the entry by any Entity into such arrangements which are in the ordinary course of such Entity’s business.

          (b) Except as referenced in this Agreement, the Company shall not, and shall cause its Subsidiaries not to, enter into, modify, assume or otherwise become liable in respect of, any arrangements regarding payment of retainers, expenses or fees of any kind payable to any investment bankers, brokers, finders or other similar Persons, except on a success fee basis only.

          (c) The Company shall amend the engagement letter with Ansley, dated August 1, 2008, such that any future placement fee (as defined therein) shall be based solely on new monies from sources outside of the Noteholders and their affiliated entities and/or the existing investors.

8.21 Qualifying Transaction

          The Company shall use its best efforts to enter into a Qualifying Transaction with the Person (or Persons) party to the Letter of Interest and to consummate such Qualifying Transaction on or before May 31, 2009.

ARTICLE IX

DEFAULT; REMEDIES

9.1 Events of Default

          An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

          (a) the Company defaults in the payment of any principal on any Amended Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b) the Company defaults in the payment of any interest on, or other amount payable in respect of, any Amended Note for more than five (5) Business Days after the same becomes due and payable; or

          (c) the Company defaults in the performance of or compliance with any term contained herein or in any other Transaction Document (other than those referred to in paragraphs (a) and (b) of this Section 9.1); or

          (d) (i) a default shall occur in the observance or performance of any covenant or agreement contained in the Guarantee and Amended and Restated Security Agreement by any Subsidiary Guarantor and such default shall continue beyond the period of grace, if any, allowed with respect thereto, or (ii) the Guarantee and Amended and Restated Security Agreement shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any governmental body or court that such agreement is invalid, void or unenforceable against any Subsidiary Guarantor or (iii) any Subsidiary Guarantor shall contest or deny the validity or enforceability of any of its obligations under the Guarantee and Amended and Restated Security Agreement; or

          (e) (i) a default shall occur in the observance or performance of any covenant or agreement contained in any Security Document and such default shall continue beyond the period of grace, if any, allowed with respect thereto, or (ii) any Security Document creating or granting a Lien on any Collateral shall cease to be in full force and effect, or (iii) the Company or any Subsidiary Guarantor shall deny or disaffirm the validity of any such Lien; or

          (f) any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in any Transaction Document or in any writing furnished in connection therewith proves to have been false or incorrect in any material respect on the date as of which made; or

          (g) any of the following occur: (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of, interest on, or other amount payable in respect of, any Indebtedness other than the Amended Notes (individually or in the aggregate) that is outstanding in an aggregate principal amount of at least $250,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Indebtedness other than the Amended Notes (individually or in the aggregate) in an aggregate principal amount of at least $250,000 or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable or is capable of being declared due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), the Company or any Subsidiary has become obligated to purchase or repay Indebtedness other than the Amended Notes before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $250,000; or

          (h) the Company or any Subsidiary (i) admits in writing its inability generally to pay its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (i) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within sixty (60) days; or

          (j) a final judgment or judgments at any one time outstanding for the payment of money aggregating at least $250,000 are rendered against one or more of the Company and its

Subsidiaries and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

          (k) the Company shall fail to deliver the items listed on Schedule E within thirty (30) days after the Closing Date.

9.2 Acceleration

          (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 9.1 has occurred, all the Amended Notes then outstanding shall automatically become immediately due and payable.

          (b) If any other Event of Default has occurred and is continuing, the Required Noteholders may at any time by notice to the Company, declare all the Amended Notes then outstanding to be immediately due and payable.

          (c) Upon any Amended Note becoming due and payable under this Section 9.2, whether automatically or by declaration, such Amended Note will forthwith mature and the entire unpaid principal amount of such Amended Note, plus (i) all accrued and unpaid interest thereon (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

9.3 Other Remedies

          If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Amended Notes have become or have been declared immediately due and payable under Section 9.2, the Required Holders at the time outstanding may proceed to protect and enforce the rights of the holders of Amended Notes by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Amended Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

9.4 Rescission

          At any time after any Amended Notes have been declared due and payable pursuant to clause (b) of Section 9.2, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Amended Notes, all principal, if any, of any Existing Notes or Amended Notes that is due and payable and is unpaid other than by reason of such declaration, and all interest on such overdue principal, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Amended Notes, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to any Amended Notes. No rescission and annulment under this Section 9.4 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

9.5 No Waivers or Election of Remedies, Expenses, Etc.

          No course of dealing and no delay on the part of any holder of any Amended Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Amended Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company regarding transaction expenses, the Company will pay to the holder of each Amended Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this ARTICLE IX, including, without limitation, the reasonable attorneys’ fees, expenses and disbursements of the holders.

ARTICLE X

TRANSFERS OF SECURITIES

10.1 Restrictions on Transfer

The Amended Notes and New Warrants shall not be transferable except upon the conditions specified in this ARTICLE X, which conditions are intended to ensure compliance with the provisions of the Securities Act in respect of the transfer thereof.

10.2 Restrictive Legends; Exchanges; Lost, Stolen or Mutilated Notes and Warrants

Each certificate evidencing the Amended Notes and the New Warrants shall (unless otherwise permitted by the provisions of this ARTICLE X) be stamped or otherwise imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS AND HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE ACT. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER OF THESE SECURITIES, TO THE EFFECT THAT SUCH A REGISTRATION STATEMENT IS UNNECESSARY IN RESPECT OF A PARTICULAR SALE, OFFER, PLEDGE, HYPOTHECATION OR OTHER TRANSFER.”

10.3 Notice of Transfer

          (a) The holder of any Amended Notes and/or New Warrants, by acceptance thereof agrees, prior to any transfer of such Amended Notes and/or New Warrants, to give written notice to the Company of such holder’s intention to effect such transfer and to comply in all other respects with the provisions of this Section 10.3. Each such notice shall describe the manner and circumstances of the proposed transfer and shall be accompanied, if reasonably requested by the Company, by the written opinion, addressed to the Company, of counsel for the holder of such Amended Notes or New Warrants, as to whether in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company and which counsel may be the in-house counsel of such holder) such proposed transfer involves a transaction requiring registration of such Amended Notes or New Warrants under the Securities Act; provided, however, that (i) in the case of a holder of Amended Notes and/or New Warrants which is a partnership or a limited liability company, no such opinion of counsel shall be necessary for a transfer by such holder of Amended Notes and/or New Warrants to a partner or member of such holder of Amended Notes and/or New Warrants, or a retired partner or member of such holder who retires after the date hereof, or the estate of any such partner or member or retired partner or member, if in each case the transferee agrees in writing to be subject to the terms of this Section 10.3 to the same extent as if such transferee were originally a signatory to this Agreement, (ii) in the case of a holder of Amended Notes and/or New Warrants which is a corporation or a limited liability company, no such opinion of counsel shall be necessary for a transfer by such holder of Amended Notes and/or New Warrants to an Affiliate, officer, director, member or manager of such entity, (iii) in the case of a holder of Amended Notes and/or New Warrants which is a grantor trust, no such opinion of counsel shall be necessary for a transfer by such holder of Amended Notes and/or New Warrants to a beneficiary of such grantor trust, (iv) in the case of a holder of Amended Notes and/or New Warrants which is an individual, no such opinion of counsel shall be necessary for a transfer by such individual to a grantor trust established by such individual, and (v) no such opinion shall be required in connection with a transfer pursuant to Rule 144, provided, that the Company, if reasonably requested by it, shall be provided with customary written representations relating to such transaction.

          (b) If in the opinion of such counsel (if such opinion is required hereunder) the proposed transfer of Amended Notes and/or New Warrants may be effected without registration under the Securities Act, the holder of such Amended Notes and/or New Warrants shall thereupon be entitled to transfer such Amended Notes and/or New Warrants in accordance with the terms of the notice delivered by it to the Company.

          (c) Each certificate or other instrument evidencing the securities issued upon the transfer of any Amended Notes and/or New Warrants (and each certificate or other instrument evidencing any untransferred balance of such securities) shall bear the legend set forth in Section 10.2 unless (i) in the opinion of such counsel registration of future transfers is not required by the applicable provisions of the Securities Act or (ii) the Company shall have waived the requirement of such legends; provided, however, that such legend shall not be required on any certificate or other instrument evidencing the securities issued upon such transfer in the event such transfer shall be made in compliance with the requirements of Rule 144.

          (d) Upon surrender by any Noteholder to the Company of any certificate representing Amended Notes or New Warrants, the Company at its expense will, within three Business Days, issue in exchange therefor, and deliver to the Noteholder, a new certificate or certificates representing such notes, in such denominations as may be requested by such Noteholder. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any Amended Notes or New Warrants purchased or acquired by any Noteholder hereunder, and in case of any such loss, theft, destruction, upon delivery of any indemnity agreement satisfactory to the Company, or in any case of any such mutilation, upon surrender and cancellation of such certificate, the Company at its expense will, within three Business Days, issue and deliver to the Noteholder a new certificate for such Amended Notes or New Warrants of like tenor, in lieu of such lost, stolen or mutilated certificate.

10.4 Limitations on Disposition By Noteholders

          Without in any way limiting the representations and warranties set forth in ARTICLE VI, each Noteholder further agrees not to make any disposition of all or any portion of the Amended Notes and/or New Warrants unless and until the transferee thereof has agreed in writing for the benefit of the Company and the Noteholders to become a party to, and be bound by and obligated to comply with, the terms and provisions this Agreement and the other Transaction Documents.

ARTICLE XI

MISCELLANEOUS

11.1 Survival of Agreement

          All agreements and covenants contained herein or made in writing by or on behalf of the Company in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Transaction Documents indefinitely until either (i) all amounts due under all of the Amended Notes are paid in full or (ii) each of the Amended Notes is converted in full into Common Stock pursuant to ARTICLE IV.

11.2 Entire Agreement

          This Agreement, the other Transaction Documents and the other writings referred to herein or therein or delivered pursuant hereto or thereto which form a part hereof or thereof constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any prior or contemporaneous understandings, agreements or representations by or among such parties, written or oral, that may have related in any way to the subject matter hereof or thereof, including, without limitation, any letter of intent or term sheet dated as of or prior to the date hereof, between the Company and one or more of the Noteholders (or their Affiliates).

11.3 Successors and Assigns

          Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party, and all covenants and agreements by or on behalf of the Company or the Noteholders which are contained in this Agreement or in any of the other Transaction Document shall bind and inure to the benefit of their respective heirs, successors, and permitted assigns except that the Company shall not assign its rights or obligations hereunder without the consent of the Required Noteholders.

11.4 Counterparts

          This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Counterparts transmitted by facsimile may be treated as an original instrument and relied upon for all purposes as such.

11.5 Notices

          Any notices, demands, consents or other communications that are given or made hereunder shall be in writing and shall be given or made to any party hereto by physical delivery, U.S. mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier or by transmission by facsimile to such party at its, his or her address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been specified by like notice by such party:

          (a) if to the Company, to 10 Progressive Drive, Suite 200, Shelton, CT 06484, Attention: David Chess, M.D., with a copy to Gersten Savage LLP, 600 Lexington Avenue, 9th Floor, New York, New York 10022-6018, Attention: Jay M. Kaplowitz, Esq.

          (b) if to a Noteholder, to its address (or facsimile number) set forth on Annex I.

          Each such notice, demand, consent or other communication shall be effective upon receipt in the case of physical delivery or overnight courier, upon confirmation of receipt by or on behalf of the addressee in the case of transmission by facsimile if received prior to 5:00 p.m., New York time, and, if received after 5:00 p.m., New York time, on the next Business Day immediately after the date of such receipt, and five Business Days after deposit in the U.S. mails in the case of mailing. Any notice of default under this Agreement or under any of the Transaction Documents by any Noteholder shall be deemed to be a Notice of default from all Noteholders hereunder.

11.6 Governing Law

          All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the law of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York. The Company and its Subsidiaries hereby submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan in New York City for purposes of all legal proceedings arising out of or relating to the Transaction Documents or the transactions contemplated thereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum.

11.7 Amendments and Waivers

          (a) No failure or delay of the Noteholders in exercising any power or right in this Agreement or in any other Transaction Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise of any other right or power. No waiver of any provision of this Agreement or any other Transaction Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be authorized as provided for in Section 11.7(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

          (b) No provision of this Agreement or of any other Transaction Document may be waived, amended or modified except pursuant to a written agreement entered into by the Company and the Required Noteholders; provided that no such amendment, waiver or modification shall (i) reduce the principal amount of any Note or reduce the rate of interest thereon, or reduce any other amounts payable hereunder; (ii) postpone the scheduled date of payment of the principal amount of any Note, or any interest thereon, or any other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment; (iii) change any of the provisions of this Section 11.7 or the definition of “Required Noteholders” or any other provision hereof specifying the number or percentage of Noteholders required to waive, amend or modify any rights hereunder or under any other Transaction Document or make any determination or grant any consent hereunder; or (iv) increase the obligations of any Noteholder or otherwise disproportionately adversely affect any rights of any Noteholder under this Agreement, in each of the foregoing situations, without the prior written consent of each Noteholder affected thereby.

11.8 Incorporation of Schedules and Exhibits

          The Schedules, Annexes and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

11.9 Interpretation; Construction

          The term “Agreement” or “this Agreement” means this Securities Amendment and Purchase Agreement, together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the Schedules and Exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. All references to payment amounts herein are United States dollar amounts and all payments hereunder shall be made in United States dollars. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

11.10 No Duty

          All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Noteholders shall have the right to act exclusively in the interest of the Noteholders and shall have no duty of disclosure, duty of loyalty, duty of care or other duty or obligation of any type or nature whatsoever to the Company, its directors, officers, employees, agents, stockholders or Affiliates or any other Person.

11.11 Liability of Noteholders

          (a) Each Noteholder acknowledges that it is not relying upon any person, firm, or corporation, other than the Company, and its officers, employees and directors in making its investment or decision to invest in the Company.

          (b) Each Noteholder agrees that no Noteholder nor the respective controlling persons, officers, directors, partners, agents, or employees of any Noteholder shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with this Agreement.

          (c) The obligations of the Noteholders hereunder are several and not joint obligations, and no Noteholder shall have any obligation to perform the obligations of any other Noteholder under this Agreement, and no Noteholder shall have any liability to any Person for the performance or nonperformance by any other Noteholder of its obligations under this Agreement.

11.12 Independence of Agreements, Covenants and Representations and Warranties

          All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial agreement or covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

11.13 Cumulative Remedies

          Each party hereto shall have and retain all rights and remedies existing in its favor at law or in equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement. Without limiting the generality of the foregoing, the Company hereby agrees that in the event the Company fails to convey any Notes to a Noteholder in accordance with the provisions of this Agreement, such Noteholders’ remedy at law may be inadequate. In such event, such Noteholder shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of the Company to convey Notes to it.

11.14 Severability

          It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

[signature page follows]

          IN WITNESS WHEREOF, the parties have executed this Securities Amendment and Purchase Agreement as of the date first above written.

COMPANY:

HC INNOVATIONS, INC.

By:

Name: David Chess
Title: Chief Executive Officer and President

NOTEHOLDERS:

WELWYN MANAGEMENT COMPANY	JAMES J. BIGL REVOCABLE TRUST

By:	By:

Name: Richard DeLater	Name: James J. Bigl
Title:	Title:

BRAHMA FINANCE (BVI) LIMITED	PACIFIC AERIE HOLDING LLC

By:	By:

Name: Nicholas Barham	Name: Jon T. Lamé
Title:	Title: Manager

THE KENNETH D LAMÉ LIVING TRUST

By:

Name: Kenneth D. Lamé
Title: Manager

RICHARD F. DELATER

By:

[Signature page to Securities Amendment and Purchase Agreement]